Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax:     (414) 271-3552

www.quarles.com

March 29, 2012

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Re:	Rexnord Corporation 2006 Stock Option Plan and Roll-Over Options

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Rexnord Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 11,273,716 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Company’s 2006 Stock Option Plan (the “Plan”) and options that rolled over from the Company’s predecessor (the “Roll-Over Options”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date, and as filed as exhibits to the Company’s Registration Statement on Form S-1 (Commission File No. 333-174504); (iii) the Plan; (iv) the corporate proceedings relating to adoption of the Plan, the issuance of the Shares pursuant to the Plan and matters related to the Roll-Over Options; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation in good standing under the laws of the State of Delaware.

2.

The Shares to be issued or sold from time to time pursuant to the Plan or Roll-Over Options, whether such shares are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the

Plan or Roll-Over Options, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP